Exhibit 99.1
HANSEN MEDICAL REPORTS 2008 FOURTH QUARTER AND YEAR-END RESULTS
40 Sensei™ Robotic Catheter Systems Placed During 2008 Bringing Worldwide Installed
Base to 55 Systems after 20 Months of Commercialization
MOUNTAIN VIEW, Calif., February 12, 2009 — Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its business highlights and financial results for the fourth quarter and full-year ended December 31, 2008.
Recent Business Highlights
•	System Sales: During the fourth quarter, the company recognized revenue on 10 Sensei Robotic Systems and shipped one additional system for which revenue is expected to be recognized in the first quarter of 2009. For the full year of 2008, the company recognized revenue on 40 systems. Through December 31, 2008, the company has recognized revenue on a total of 55 systems (which the company refers to as its installed base), including 36 in the United States and 19 in Europe.

•	Catheter Sales: The company shipped and recognized revenue on 520 ArtisanTM Control Catheters in the fourth quarter, a record for a single quarter.

•	Revenue Growth: The company generated fourth quarter revenues of $7.3 million, a 74% year-over-year increase. Full-year 2008 revenues are $30.2 million.

•	CoHesion Adoption: Of the 10 systems sold in the fourth quarter, seven were configured with CoHesion modules, and two additional CoHesion modules were sold to the existing installed base.

•	Philips Partnership: The company recently announced joint development and cooperation agreements with Royal Philips Electronics to co-develop integrated products for the electrophysiology (EP) market targeting applications to enhance visualization capabilities.
“I am pleased with our progress and accomplishments during this past year,” said Frederic Moll, M.D., co-founder and chief executive officer of Hansen Medical. “Adoption rates for our technology have been strong, with an installed base of 55 systems worldwide since we began commercial shipments in May 2007. In addition, we made important investments in our business and established partnerships that we believe put us in a position to significantly expand our technology in the years ahead. We are also encouraged by the progress we are making in markets outside EP and believe that this success provides evidence of the opportunity to leverage the Sensei platform into a variety of other interventional applications,” concluded Dr. Moll.
2008 Fourth Quarter Financial Results
Total revenue for the three months ended December 31, 2008 was $7.3 million, a 74% increase compared to revenue of $4.2 million in the same period in 2007. The company recognized revenue on 10 Sensei Robotic Systems, including seven systems configured with the CoHesionTM module, as well as on shipments of 520 Artisan control catheters.
Cost of goods sold for the three months ended December 31, 2008 was $5.2 million and included non-cash stock compensation expense of $210,000. Gross profit for the quarter was $2.1 million, yielding a gross margin of 28.7%. This compares to gross profit of negative $23,000 and negative gross margin of 0.5% for the same period in 2007, which included non-cash stock compensation expense of $139,000. The company expects that cost of goods sold for 2009, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system sales volumes, product mix and average sales prices per system.
Research and development expenses for the three months ended December 31, 2008, including non-cash stock compensation expense of $741,000, were $6.8 million, compared to $5.1 million for the same period in 2007, which included non-cash stock compensation expense of $494,000. The increase in research and development expenses was primarily due to increased employee-related expenses due primarily to higher average headcount, increased outside services, materials and overhead expenses, along with higher non-cash stock compensation expenses. In 2009, the company expects research and development expenses to decline modestly from levels in 2008 as it carefully manages expenses related to development efforts for the EP market and other applications and realizes savings from the company’s recently completed reduction in force.

Selling, general and administrative expenses for the three months ended December 31, 2008, including non-cash stock compensation expense of $2.7 million, were $10.1 million, compared to $7.9 million for the same period in 2007, which included non-cash stock compensation expense of $1.4 million. The increase in selling, general and administrative expenses was primarily due to increased employee-related expenses related to higher average headcount necessary to support continued growth, legal costs related to procuring and protecting the company’s intellectual property, separation costs for two executives and increased non-cash stock compensation expenses. In 2009, the company expects selling, general and administrative expenses to decline slightly from 2008 levels as a result of careful expense management and savings realized from the recently completed reduction in force.
Other loss, net, for the three months ended December 31, 2008 was $102,000, compared to other income, net, of $545,000 for the same period in 2007. The change was primarily due to higher interest expense due to the company’s borrowings under its new equipment line of credit, in addition to lower interest income related to lower balances of average cash, cash equivalents and short-term investments.
Net loss for the three months ended December 31, 2008, including total non-cash stock compensation expense of $3.6 million, was $14.9 million, or $(0.59) per basic and diluted share, based on average basic and diluted shares outstanding of 25.2 million shares. Net loss for the fourth quarter of 2007, including non-cash stock compensation expense of $2.0 million, was $23.9 million, or $(1.10) per basic and diluted share, based on average basic and diluted shares outstanding of 21.7 million shares.
Cash, cash equivalents and short-term investments as of December 31, 2008 were $35.2 million, compared to $48.6 million as of December 31, 2007. The lower cash balance is due to the company’s operating expenses and $18.4 million in capital expenditures during 2008, primarily related to the build-out of the company’s new facility, partially offset by capital raised from financing activities during the year.
2008 Full-Year Financial Results
Total revenue for the year ended December 31, 2008 was $30.2 million, compared to $10.1 million for the same period last year. The company’s net loss for 2008, including non-cash stock compensation expense of $11.2 million, was $53.4 million, or $(2.21) per basic and diluted share, based on an average basic and diluted shares outstanding of 24.2 million. This compares to a net loss of $50.4 million, or $(2.33) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.6 million, for 2007, which included non-cash stock compensation expense of $8.0 million.
Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2008 fourth quarter and full year results and provide a business update today, February 12, 2009 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-754-1053 or 303-262-2053. An audio replay will be available approximately one hour after the completion of the conference call through February 19, 2009, by calling 800-405-2236 or 303-590-3000, and entering passcode 11125891.
About Hansen Medical, Inc.
Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei™ Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the company’s anticipated operational and financial results and expectations regarding new applications for the company’s products and technology. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; the effect of credit, financial and general economic conditions on potential purchasers of our systems; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com
Lasse Glassen
Financial Relations Board
213.486.6546
lglassen@mww.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$7,312	$4,196	$30,233	$10,085
Cost of goods sold	5,213	4,219	21,528	9,138

Gross profit (loss)	2,099	(23)	8,705	947

Operating expenses:
Research and development	6,819	5,134	25,582	19,020
Selling, general and administrative	10,097	7,938	37,112	24,179
Acquired in-process research and development	—	11,350	—	11,350

Total operating expenses	16,916	24,422	62,694	54,549

Loss from operations	(14,817)	(24,445)	(53,989)	(53,602)
Other income and expense, net	(102)	545	545	3,181

Net loss	$(14,919)	$(23,900)	$(53,444)	$(50,421)

Basic and diluted net loss per share	$(0.59)	$(1.10)	$(2.21)	$(2.33)

Shares used to compute basic and diluted net loss per share	25,196	21,708	24,232	21,603

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$35,223	$48,552
Accounts receivable	9,506	4,003
Inventories, net	6,674	2,982
Prepaids and other current assets	2,136	1,397
Property and equipment, net	18,195	2,672
Other assets	284	295

Total assets	$72,018	$59,901

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$3,081	$2,956
Deferred revenues	1,575	368
Debt	12,476	3,309
Other liabilities	7,181	4,204

Total liabilities	24,313	10,837

Stockholders’ equity	47,705	49,064

Total Liabilities and Stockholders’ Equity	$72,018	$59,901

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